Exhibit 99.1

Alpha Pro Tech
L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2012

First Quarter Revenues Increase 7.5% to $9.6 Million from $8.9 Million in Year-Ago Period and Increase 5.0% Sequentially from $9.2 Million in Q4 2011

Building Supply Segment Sales Increase 17.8% in the First Quarter from the Year-Ago Period and Increase 17.4% Sequentially from $4.8 Million in Q4 2011

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

●
For the quarter ended March 31, 2012, Building Supply segment sales increased by 17.8% to $5.6 million, compared to $4.7 million in the year-ago period, and increased sequentially by 17.4% from $4.8 million for the quarter ended December 31, 2011; the Building Supply segment comprised 58.1% of total revenues for the first quarter of 2012.

●	For the quarter ended March 31, 2012, Disposable Protective Apparel segment sales were flat at $2.9 million compared to the year-ago period.

●
For the quarter ended March 31, 2012, net income increased to $70,000 from a net loss of $112,000 for the first quarter of 2011. Net income as a percentage of sales was 0.7%, compared to (1.3) % for the 2011 first quarter.

Nogales, Arizona – May 7, 2012 Alpha Pro Tech, Ltd. (NYSE Amex: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building supply products, today announced financial results for the quarter ended March 31, 2012.

Consolidated sales for the quarter ended March 31, 2012 increased 7.5% to $9.6 million from $8.9 million in the year-ago period and increased 5.0% sequentially from $9.2 million in the fourth quarter of 2011. Building Supply segment sales for the quarter ended March 31, 2012 increased by 17.8% to $5.6 million, compared to $4.7 million for the same period of 2011, and increased 17.4% sequentially from the fourth quarter of 2011. The sales mix of the Building Supply segment for the quarter ended March 31, 2012 was 69.0% for synthetic roof underlayment and 31.0% for housewrap. This compared to 66.0% for synthetic roof underlayment and 34.0% for housewrap for the quarter ended March 31, 2011. Sales for the Disposable Protective Apparel segment for the quarter ended March 31, 2012 were essentially flat at $2.9 million compared to the same period of 2011. Infection Control segment sales for the quarter ended March 31, 2012 decreased by 13.7% to $1.1 million, compared to $1.3 million for the same period of 2011, but were up 27.0% sequentially from $877,000 in the fourth quarter ended December 31, 2011. Mask sales were down by 11.0% to $746,000, shield sales were up by 4.8% to $368,000 and medical bed pad and pet bed sales were down $102,000 to $0, as this product line was sold in the first quarter of 2011.

Al Millar, President of Alpha Pro Tech, commented, “The overall sales increase for the first quarter of 2012 from the same period of 2011 was led by a strong quarter of Building Supply segment sales and a slight increase in Disposable Protective Apparel segment sales over the first quarter of 2011. The increase in Disposable Protective Apparel segment sales was primarily due to a 22.0% increase in sales  to our major international supply chain partner, partially offset by a significant decline in sales to our former largest distributor.  Sales to this former distributor, who launched a competing line of products, were significant until the beginning of the second quarter of 2011. With our emphasis on developing a more diversified and broader distribution strategy for our Critical Cover® protective apparel product line, we believe that we will continue to expand our market share and are encouraged by the growth opportunities that we are pursuing.”

Mr. Millar concluded, “The Building Supply segment again posted strong revenue for the quarter and now accounts for over 58% of our consolidated revenue. When the housing market starts to rebound, we expect to be in a position to benefit significantly from new construction. We continue to innovate our Building Supply segment product line. In the first quarter, we launched TECHNOply™, an economy version of our synthetic roof underlayment to capture market share in the lower end of the market. We expect this product to start contributing to the top line in the second quarter of 2012. Sales of our REX™ Wrap Fortis non-perforated breathable housewrap, introduced in 2011, have been slower than anticipated, but are expected to start contributing more significantly during 2012, as this product category accounts for the majority of the housewrap market.”

Gross profit for the quarter ended March 31, 2012 increased 4.6% to $3.4 million, for a 35.6% gross profit margin, from $3.2 million, for a 36.6 % gross profit margin, for the same period of 2011. Gross profit margin was negatively affected by the change in product mix in which Building Supply segment sales, which have lower margins, increased as a percentage of total sales. In addition, Building Supply segment gross profit has declined due to increased raw material costs and competitive pricing pressures.

Selling, general and administrative expenses decreased by 3.9% to $3.3 million for the first quarter of 2012 from $3.4 million for the same quarter last year. Expenses in the Building Supply and Infection Control segments, as well as unallocated corporate expenses, were down in the first quarter of 2012, partially offset by higher expenses in the Disposable Protective Apparel segment, as compared to the same period of 2011. As a percentage of net sales, selling, general and administrative expenses decreased to 33.8% for the quarter ended March 31, 2012 from 37.8% for the same period of 2011.

Net income increased to $70,000 for the quarter ended March 31, 2012, compared to a net loss of $112,000 for the quarter ended March 31, 2011. Net income as a percentage of net sales for the quarter ended March 31, 2012 and 2011 was 0.7% and (1.3)%, respectively. Basic and diluted net income (loss) per common share for the quarter ended March 31, 2012 and 2011 were $0.00 and $(0.00), respectively.

The consolidated balance sheet remained strong with a current ratio of 25:1 as of March 31, 2012, compared to 35:1 as of December 31, 2011. The Company completed the 2012 first quarter with working capital of $29.4 million.

Lloyd Hoffman, Chief Financial Officer, commented, “We generated net income during the first quarter of 2012 compared to a net loss in the year-ago period. Cash and cash equivalents decreased by 27.2% to $5.5 million as of March 31, 2012, compared to $7.5 million as of December 31, 2011. The decrease in cash and cash equivalents was due to cash used by operating activities of $1.5 million, cash used in investing activities of $368,000 and cash used in financing activities of $205,000. We expect our cash balance to increase in the coming quarters.  Inventory decreased by $708,000, or 4.5%, to $14.9 million as of March 31, 2012, from $15.6 million as of December 31, 2011. The decrease was primarily due to a decrease in inventory for the Disposable Protective Apparel segment of $651,000, or 14.2%, to $4.0 million. Inventory for the Infection Control segment decreased by $162,000, or 4.2%, to $3.7 million. In addition, inventory for the Building Supply segment increased by $105,000, or 1.5%, to $7.2 million.”

Mr. Hoffman concluded, “As of March 31, 2012, we had $1,104,000 available for additional stock purchases under our stock repurchase program. For the quarter ended March 31, 2012, we repurchased 151,350 shares of common stock at a cost of $205,000. As of March 31, 2012, we had repurchased a total of 7,659,928 shares of common stock at a cost of $9,416,000 through our repurchase program. We retire all stock upon its repurchase. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes that cash generated from operating activities, current cash balances and the funds available under its credit facility will be sufficient to satisfy projected working capital and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech's Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Tables follow

Condensed Consolidated Balance Sheets (Unaudited)

	March 31, 2012	December 31, 2011 (1)

Assets
Current assets:
Cash and cash equivalents	$5,462,000	$7,503,000
Accounts receivable, net of allowance for doubtful accounts of $54,000 as of March 31, 2012 and December 31, 2011	6,431,000	4,725,000
Inventories	14,858,000	15,566,000
Prepaid expenses	3,260,000	2,243,000
Deferred income tax assets	572,000	572,000
Total current assets	30,583,000	30,609,000

Property and equipment, net	3,793,000	3,636,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	130,000	135,000
Equity investments in and advances to unconsolidated affiliate	2,582,000	2,435,000
Total assets	$37,143,000	$36,870,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$965,000	$702,000
Accrued liabilities	257,000	169,000
Total current liabilities	1,222,000	871,000

Deferred income tax liabilities	823,000	823,000
Total liabilities	2,045,000	1,694,000

Shareholders’ equity:
Common stock, $0.01 par value: 50,000,000 shares authorized; 20,971,490 and 21,122,840 shares issued and outstanding as of March 31, 2012 and December 31, 2011, respectively	210,000	211,000
Additional paid-in capital	22,101,000	22,248,000
Retained earnings	12,787,000	12,717,000
Total shareholders’ equity	35,098,000	35,176,000
Total liabilities and shareholders’ equity	$37,143,000	$36,870,000

(1)	The condensed consolidated balance sheet as of December 31, 2011 has been prepared using information from the audited balance sheet as of that date.

Condensed Consolidated Income Statements (Unaudited)

	For the Quarter Ended March 31,
	2012	2011
Net sales	$9,619,000		$8,945,000

Cost of goods sold	6,194,000		5,672,000

Gross profit	3,425,000		3,273,000

Operating expenses:
Selling, general and administrative	3,250,000		3,382,000
Depreciation and amortization	216,000		243,000
Total operating expenses	3,466,000		3,625,000

Loss from operations	(41,000)		(352,000)

Other income:
Equity in income of unconsolidated affiliate	147,000		127,000
Net gain on sales of assets	-		41,000
Interest, net	6,000		6,000
Total other income	153,000		174,000

Income (loss) before provision for (benefit from) income taxes	112,000		(178,000)

Provision for (benefit from) income taxes	42,000		(66,000)

Net income (loss)	$70,000		$(112,000)

Net income (loss) per common share:
Basic	$0.00	$	(0.00)
Diluted	$0.00	$	(0.00)

Weighted average common shares outstanding:
Basic	20,988,087		22,434,655
Diluted	20,988,087		22,434,655

###